Exhibit 10.25

The 2008 Annual Incentive Plan

REWARDING ACHIEVEMENT

Senior Management Incentive Plan

The 2008 American Water Annual Incentive Plan

The 2008 American Water Annual Incentive Plan (AIP) recognizes the opportunity and the accountability we share for achieving our goals. Your accomplishments have helped to build American Water’s success to this point, and the AIP will reward you for the contribution you make to the achievement of our 2008 goals.

Who Is Eligible for the 2008 AIP

All full-time employees in Management Levels ML1 – ML4 in American Water are eligible to participate in the 2008 AIP.

Eligible employees who join American Water on or before September 30th of a plan year (January 1 – December 31) are also eligible to participate in the plan on a prorated basis.

Target levels for assignees seconded from Germany are aligned with incentive opportunities for German based employees to maintain the “home country terms and conditions” approach adopted for assignees.

Individuals who do not meet their individual performance expectations will not be eligible to receive an incentive award. The American Water Board, or its designee for these purposes, reserves the right to determine whether incentives are payable to any individual or group of individuals. The Board may withhold all incentive payments in certain circumstances.

Your Award Opportunity

Your award opportunity is based on your role. Your manager will confirm your award opportunity to you in writing. Any award you earn is based on your salary as of December 31, 2008.

If you are promoted during the plan year to a position with a higher target level, your bonus plan will be prorated to reflect participation at each award level. Similarly, if you are reclassified to a position with a lower AIP award level, your bonus plan will be prorated to reflect your participation at each award level.

What the Plan Measures

The AIP is designed to reward participants for the performance results they and the Company attain during the plan year. There are three performance components: ‘Financial’ (Corporate, Divisional/Regional and State), ‘Operational’ and ‘Individual’.

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The Financial component is based on Operating Income. The performance level will be determined at the Corporate and Divisional/Regional/State levels. For 2008, more than 85% of the Operating Income target for the entire Company must be achieved before any payment will be made on the Corporate financial component of the Plan (although a payment could be made on the Divisional/Regional and State financial component if the Divisional/Regional/State operating income exceeds 85% of target). In addition, more than 75% of the Corporate Operating Income target must be achieved before any payment will be made on any component of the Plan for the entire Company (including Divisional/Regional/State financial, operational and individual components).

Operating Income – is defined as earnings before interest, taxes and other non-operating expenses. (This definition applies to Corporate, Divisional, Regional and State Operating Income.)

See Attachment A for the 2008 Target Level Achievement Schedule.

•	The Operational component is based on the following:

Environmental Compliance (NOV)

Environmental Compliance is measured by “Notice of Violation” (NOV) count defined as the number of times an official notice is issued by a primacy agency for failure to comply with a federal, state, or local environmental statute or regulation that is covered under the scope of the American Water Environmental Management Policy.

Safety Performance

Safety performance will be measured on an OSHA Total Recordable Incident Rate (ORIR) which is defined as the rate of total injuries requiring treatment beyond first aid per 200,000 hours worked. ORIR focuses on total injury reduction which by extension improves Lost Work Day Case Rate (LWCR) and correlates more closely to workers compensation claims and costs. LWCR will remain a personal performance goal for the Operations and Operational Risk Management functions.

Customer Satisfaction

Customer Satisfaction is based on the results of the annual Customer Satisfaction Survey (CSS) conducted in the fourth quarter each year through randomly selected customer contacts in each State. This survey will ask our customers “Overall, how satisfied have you been with (Company Name) in general during the past twelve months?” This has a five-point response scale (Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, Very Dissatisfied).

Service Quality

Service Quality is based on the annual results of the Service Quality Surveys (SQS) conducted throughout the year with customers having had recent contact with an AW Customer Service (CSR) or Field Service (FSR) Representative. This survey will ask the customer, “Overall, how satisfied were you with the outcome of your service contact?” having a five point response scale (Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, Very Dissatisfied), is used to measure performance by evaluating the response percentage total for the top two categories (extremely or very satisfied).

Service Level

•	Percentage of calls answered in the Customer Service Center within a certain timeframe.

Quality Measures (Shared Services Center - SSC):

•	SSC Error Rate - Number of Financial Statements errors (Annual).

•	Reconciliations - Calendar Year Average of accounts beyond policy.

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Timeliness of Processes - Annual percentage of processes conducted according to schedule -Tax Filings, Financial Statements available for consolidation, External Audit information submissions, days to image and process invoices, and Orcom rate changes.

Compliance (Shared Services Center - SSC):

•	External Audit Findings - Number of unrecorded differences and topside entries.

•	Internal Audit Findings - Number of instances of deviations from policy/procedures during SOX testing.

•	External Filing Requirements - Annual Reports and Commission Reports completed by established deadlines for SSC.

•	The Individual component includes Performance Targets as agreed by you and your manager within the companywide standard performance management process.

Your AIP letter will provide you with your Company component targets.

How Your Award Is Weighted

Your award opportunity is based on two, three or four performance components (see pages 3 and 4), depending on your role. However, you could earn part of your award based on individual, operational and divisional/regional/state financial components if Corporate Operating Income is more than 75%. If Corporate Operating Income is 75% or less, no award will be paid on any component.

The portion of your award opportunity you can earn for each component is reflected in weightings assigned to each, based on your role in the organization, as the following charts show. The award has a target and a maximum opportunity.

BUSINESS CENTER – 2008

Management Level			Corporate Financial	Individual (1)	Target Opportunity	Management Positions
	ML1
Financial 70%		Individual 30%	56%	24%	80%	CEO
	ML2
Financial 50%		Individual 50%	25%	25%	50%	COO, CFO
	ML3
Financial 40%		Individual 60%	16%	24%	40%	Senior Management
	ML4
Financial 40%		Individual 60%	10%	15%	25%	Vice President Directors

(1)	This component is defined as Target Agreement or Performance Targets.

SHARED SERVICES CENTER / CUSTOMER SERVICE CENTER – 2008

Management Level			Corporate Financial (40%)	Individual (1) (30%)	Operational (2) (30%)	Target Opportunity	Management Position
	ML4
Financial		Individual/ Operational	10%	7.5%	7.5%	25%	Vice President Director
40%		60%

(1)	This component is defined as Target Agreement or Performance Targets.

(2)	This component is defined by Customer Service Center as: 34% Customer Satisfaction; 33% Service Quality; 33% Service Level.

Divisional/Regional/State – 2008

Management Level			Corporate Financial (40%)	Divisional/ Regional/ State Financial (20%)	Individual (1) (20%)	Operational (2) (20%)	Target Opportunity
	ML3
Financial		Individual/ Operational/ Divisional/ Regional/ State Financial	16%	8%	8%	8%	40%	Divisional/ Regional/ State Presidents
40%		60%
	ML4
Financial		Individual/ Operational/ Divisional/ Regional/ State Financial	10%	5%	5%	5%	25%	State Presidents, Directors
40%		60%

(1)	This component is defined as Target Agreement or Performance Targets.

(2)	50% of the Operational component is allocated to Customer Satisfaction/Customer Service Quality.

How the Weightings Come Together

Here is an example of how the performance components and their weightings come together. As you can see, the measures within each component are also weighted.

EXAMPLE

Operational

Divisional/Regional/State Operational components are performance measures tied to the American Water objectives. Each component percentage is as follows: Service Quality (25%); Environmental Compliance (NOVs) (25%); Safety Performance (25%); Customer Satisfaction (25%); and Shared Services and Customer Service operational components are described in Attachments B & C.

Operational components are evaluated on a range from 0 to 120%.

Performance You Can Impact

We believe it is essential that you are accountable for, measured on and rewarded for performance that you can directly impact or influence.

You and your manager have agreed on your individual performance targets. These targets should relate back to the performance scorecard for your business unit, division/region/state and should directly reflect your role.

Individual Performance

Individual performance will be assessed using American Water’s Performance Management and Development Review (PDR) process. The first section of the PDR form contains a scorecard in which your individual Performance Targets will be documented. You and your supervisor will jointly identify and agree to your individual Performance Targets and relative weightings to be achieved during the year.

In overview, the PDR requires each individual to have five Performance Targets. The Performance Targets should be specific and measurable and aligned with the Company performance targets. Each target needs to be evaluated on a range of 0 to 120% according to its importance relative to other targets. In this way excelling at your highest priority target, which has the heaviest weighting, will drive a bigger award. At least one of the targets should be linked to a personal development objective. At the beginning of 2009, a structured performance review will be conducted to determine how well you performed against your targets in 2008. It will be the Performance Scorecard Summary Rating for these 5 Performance Targets and NOT the “overall” performance rating that will be used for AIP award purposes (see below).

Performance Category

Each participant in the AIP plan should have 5 performance targets. An assessment should be made of performance against each target. Once evaluated, each individual performance target rating will be added and averaged to determine an overall rating.

Example #1

Performance Target Rating (PT)	AIP Performance Rating	Percentage Amount		Weighting		Subtotal
PT#1 (Meets Expectations)	Target fully achieved	100	x	20%	=	20
PT#2 (Meets Expectations)	Target largely achieved	85	x	20%	=	17
PT#3 (Does Not Meet Expectations)	Target not achieved	0	x	20%	=	0
PT #4 (Progressing)	Target partially achieved	60	x	20%	=	12
PT #5 (Exceeds Expectations)	Target exceeds expectations	120	x	20%	=	24

Take each performance target percentage amount and multiply it by its assigned weight. Add the subtotal numbers = 73 (Individual Weighting Factor) 73% would be used as the INDIVIDUAL weighting factor in the AIP plan.

Example #2

Performance Target Rating (PT)	AIP Performance Rating	Percentage Amount		Weighting		Subtotal
PT#1 (Exceeds Expectations)	Target exceeds expectations	120	x	10%	=	12
PT#2 (Meets Expectations)	Target largely achieved	90	x	20%	=	18
PT#3 (Does Not Meet Expectations)	Target not achieved	0	x	10%	=	0
PT #4 (Progressing)	Target partially achieved	55	x	20%	=	11
PT #5 (Meets Expectations)	Target fully achieved	100	x	40%	=	40

81 would be the subtotal and 81% would be used as the INDIVIDUAL weighting factor in the AIP plan.

2008 Target Rating Scale

Rating	Scale
Exceeds Expectations	101 – 120%
Meets Expectations
- Target Fully Achieved	100%
- Target Largely Achieved	75 – 99%
Progressing
- Target Partially Achieved	25 – 74%
Does Not Meet Expectations	0%
- Not Achieved
Too Soon to Rate	0%

Performance ratings can range from 0% - 120%. The degree of percentage given will be based on the supervisor’s assessment of performance on the performance target. The maximum payment you can receive under the Individual component is 120%. This would only be awarded if an individual exceeded all 5 performance targets. This should be used only in cases of exceptional and outstanding performance against a target. If an individual received a “too soon to rate” or “does not meet expectations” on their performance scorecard they would not be eligible for an AIP award.

How Your Payout Is Determined

At the end of the year, the amount for each component is based on performance against each goal within the component and its relative weighting. Here is a simplified way to think of it.

(See example on page 11.)

2008 AIP Payout Example

ML4 EXAMPLE:

Target Opportunity is 25% with 40% Corporate Operating Income 20% Divisional/Regional/State Operating Income, 20% Operational and 20% Individual Components

Financial Performance

Corporate Operating Income

Achievement against financial target = 103.000% x 10.000% (Target) =10.300%

Divisional/Regional/State Operating Income

Achievement against financial target = 100.000% x 5.000% (Target) =5.000%

Operational Performance

Achievement against operational targets = 96.50% x 5.000% (Target) =4.825%

Individual Performance

Achievement against 5 Performance targets = 97.50% x 5.000% (Target) = 4.875%

Total AIP payable is 10.300%(Corporate Operating Income) + 5.000% (Divisional/Regional/State Operating Income) + 4.825% (Operational) + 4.875% (Individual) is 25.00% of annual base salary of $150,000 or $37,500

Salary	x	AIP Target	equals	Target Payout	Maximum Payout
$150,000		25%		$37,500	$51,750
Operating Income (40%)				Financial/ Operational/ Individual (60%)
Corporate Operating Income =10%		Divisional/Regional/State Operating Income =5%		Operational Results =5%	Individual Performance Targets =5%
Target		Target		Target	Target
$15,000		$7,500		$7,500	$7,500
Actual		Actual		Actual	Actual
$15,450		$7,500		$7,238	$7,313
Maximum = 150%		Maximum = 150%		Maximum= 120%	Maximum= 120%
$22,500		$11,250		$9,000	$9,000

Target Bonuses

You will have received a letter which states your target bonus opportunity. Target bonus is defined as the bonus paid at 100% for both financial and individual awards. This means business plan is achieved for the financial and operational element, and the employee has met his/her objectives for the individual element.

The maximum bonus you can receive is 150% of your Financial element (both Corporate and Divisional/Regional/State), 120% of Operational and 120% of your Individual element.

Adjustments for Uncontrollable Events

The financial data included in the appendices has been prepared on the basis of the business plans agreed in 2008, using the assumptions set at that time. As in previous years, the actual results used for assessment may be amended to reflect the impact of events that are not considered to be within the control of local management. Any such amendments will require the explicit approval of the Chief Executive Officer and the Chief Financial Officer, and if material, the Board, whose decision will be final. The following items are those most likely to be considered for amendment:

•	Weather conditions having a material impact on the financial results

•	The impact of movements in foreign exchange rates

•	Disposal/acquisition of businesses not anticipated in the business plan, but subsequently mandated by the Board of Directors

•	Goodwill impairments

•	Costs related to the public offering

Award Payments

To be eligible to receive an AIP award, you must be actively employed on the date the payment is made. However, in case of disability, retirement, layoff or death during the plan year, a prorated award based on participation in the plan may be payable. Employees who resign or are terminated for cause at any time prior to payment are not eligible.

Awards are usually determined and paid in cash as soon as possible after the release of financial results. Awards are paid by March 15th of the following year. Awards are subject to all federal, state and local income tax withholdings.

If you become eligible to join the AIP during a plan year, any payout for that year will be prorated to reflect your participation in the plan.

The American Water Board, or its designee for these purposes, reserves the right to determine whether incentives are payable to any individual or group of individuals. The Board may withhold all incentive payments in certain circumstances, such as failing to reach minimum financial goals. Individuals who do not meet their individual performance expectations will not be eligible to receive an incentive award.

Rewarding Achievement

Our AIP goals are challenging, but with your focus and contribution and effective teamwork, they can be achieved. Remember, your individual results do matter; our overall performance is the collective results of all our employees.

It is important that you clearly understand your goals, how we are performing against the goals, and how the AIP works so you know how you personally affect our performance. Be sure to talk to your manager or your local HR representative if you have questions.

This brochure describes the 2008 American Water Annual Incentive Plan. The American Water Board or its Designee, whose decisions will be final and binding, will determine interpretations of the Plan. The Company reserves the right to amend, modify, or discontinue the Plan during the plan year or at any time in the future. Participation in the Plan does not convey any commitment to ongoing employment. If there are any differences between the information contained here and the Plan Document, the Plan Documents will govern.